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                                                                   EXHIBIT 23.2

The Board of Directors
United Natural Foods, Inc. and Subsidiaries:

  The audits referred to in our report dated August 30, 1996, included the related financial statement schedule for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.

                                                    /s/ KPMG Peat Marwick LLP
Providence, Rhode Island
September 4, 1996